Exhibit 99.2

March 15, 2006

The Bank of New York
101 Barclay Street, 12 East
New York, New York 10286
Attention: Corporate Trust Trustee Administrators

Chase Manhattan Bank, USA, National Association
500 Stanton Christiana Rd., 3rd Floor/DPS4
Newark, Delaware 19713
Attention: Institutional Trust Services

Re:	Superior Wholesale Inventory Financing Trust XII (“Issuer”) Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 3.9 of the Trust Indenture dated as of June 23, 2005 between the Issuer, The Bank of New York, as Indenture Trustee, and General Motors Acceptance Corporation, as Servicer (the “Indenture”) and Section 4.1 of the Trust Sale and Servicing Agreement dated as of June 23, 2005 between the Issuer, General Motors Acceptance Corporation, as Servicer, and Wholesale Auto Receivables Corporation, as Seller (the “Trust Sale and Servicing Agreement”).

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of June 23, 2005 through December 31, 2005, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and
b.	To his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.
Very truly yours,

/s/ J.B. Van Orman, Jr.

Group Vice President and Chief Financial
Officer, GMAC North American Operations